Exhibit 99.2

RISK FACTORS

An investment in our common stock involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. The risks and uncertainties described below are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

Risks Related to Commercialization of Ravicti and Our Development Programs

We depend substantially on the commercial success of our only product, Ravicti, and we may not be able to successfully commercialize it.

We have invested a significant portion of our efforts and financial resources in the development of Ravicti, which is currently our only product. As a result, our business is substantially dependent on our ability to successfully commercialize Ravicti in a timely manner. We plan to make Ravicti available for commercial sale by the end of April 2013. However, as this is our first product approved for commercialization, we currently have limited commercial capabilities and Hyperion has no experience commercializing a pharmaceutical product. As a result, we may be unable to commercialize Ravicti successfully or in a timely manner, or at all.

Our ability to commercialize Ravicti successfully will depend on our ability to:

•	achieve market acceptance and generate product sales through execution of agreements with a third-party logistics company and specialty pharmacies on commercially reasonable terms;

•	obtain adequate levels of reimbursement for Ravicti;

•	hire, train, deploy and support a qualified commercial organization and field force;

•	create market demand for Ravicti through our education, marketing and sales activities;

•	comply with requirements established by the FDA, including post-marketing requirements and label restrictions; and

•	comply with other healthcare regulatory requirements.

If we are unable to enter into agreements with third parties to distribute Ravicti to patients, we will be unable to successfully commercialize Ravicti.

We plan to rely on third parties to distribute Ravicti to patients. We intend to contract with a third-party logistics company to warehouse Ravicti and two specialty pharmacies to sell and distribute it to patients. A specialty pharmacy is a pharmacy that specializes in the dispensing of medications for complex or chronic conditions which require a high level of patient education and ongoing management. We will also contract with a third-party call center to coordinate prescription intake and distribution, reimbursement adjudication, patient financial support, and ongoing compliance support. This distribution network will require significant coordination with our sales and marketing and finance organizations. Failure to secure contracts on favorable terms, or at all, with a logistics company and specialty pharmacies could negatively impact the distribution of Ravicti, as well as BUPHENYL and AMMONUL if we purchase these products from Ucyclyd. In addition, failure to coordinate financial systems could negatively impact our ability to accurately report product revenue from sales of Ravicti, or BUPHENYL and AMMONUL if we ultimately exercise our option to purchase these products from Ucyclyd. If we are unable to effectively establish and manage the distribution process, the commercial launch and sales of our UCD products, as well as any future products we may commercialize, will be delayed or severely compromised and our results of operations may be harmed.

In addition, the use of specialty pharmacies and a call center involves certain risks, including, but not limited to, risks that these organizations will:

•	not provide us with accurate or timely information regarding their inventories, the number of patients who are using our UCD products, or complaints regarding those drugs;

•	not effectively sell or support our UCD products;

•	reduce or discontinue their efforts to sell or support our UCD products;

•	not devote the resources necessary to sell our UCD products in the volumes and within the time frames that we expect;

•	be unable to satisfy financial obligations to us or others; or

•	cease operations.

Any such events may result in decreased product sales and lower product revenue, which would harm our results of operations and business.

If we are unable to successfully develop internal commercialization capabilities, we will be unable to successfully commercialize Ravicti.

We currently have limited internal capabilities for the commercialization of Ravicti. In addition to contracting with third parties, in order to commercialize Ravicti, we must further develop our internal sales, marketing, contracting and reimbursement capabilities. We will need to commit significant time and financial and managerial resources to develop a marketing and sales force with technical expertise and with supporting distribution capabilities. Factors that may inhibit our efforts to develop our commercialization capabilities include:

•	our inability to recruit and retain adequate numbers of effective commercial personnel;

•

our inability to train sales personnel, who may have limited experience with our company or Ravicti, to deliver a consistent message regarding Ravicti and be effective in convincing physicians to prescribe Ravicti;

•

our inability to equip sales personnel with effective materials, including medical and sales literature to help them educate physicians and other healthcare providers regarding Ravicti and its proper administration;

•	our inability to manage a potential substantial increase in our number of full-time employees in a matter of months; and

•	unforeseen costs and expenses associated with creating and sustaining an independent sales and marketing organization.

If we are not successful in recruiting sales and marketing personnel or in building a sales and marketing infrastructure, we will have difficulty commercializing Ravicti, which would adversely affect our business and financial condition.

The commercial success of Ravicti will depend upon the degree of market acceptance among physicians, patients, patient advocacy groups, health care payors and the medical community.

Ravicti may not gain market acceptance among physicians, patients, patient advocacy groups, health care payors and the medical community. The degree of market acceptance of Ravicti will depend on a number of factors, including:

•	the effectiveness, or perceived effectiveness, of Ravicti as compared with BUPHENYL;

•	the prevalence and severity of any side effects;

•	potential advantages over BUPHENYL or any generic versions of BUPHENYL;

•	the market price and patient out-of-pocket costs of Ravicti relative to BUPHENYL and other UCD treatment options, including any generics;

•	sufficient third-party coverage or reimbursement;

•	relative convenience and ease of administration;

•	willingness by patients to stop using BUPHENYL and adopt Ravicti;

•	the strength of our sales and marketing organizations, and our third-party distributors; and

•	the quality of our relationship with patient advocacy groups.

If we fail to achieve market acceptance of Ravicti, our revenue will be limited and it will be more difficult to achieve profitability, or profitability may not occur at all.

Even though we have received orphan drug designation, we may not receive orphan drug exclusivity for Ravicti.

As part of our business strategy, we have obtained orphan drug designation in the United States for Ravicti for the maintenance treatment of patients with UCD and for the intermittent or chronic treatment of patients with cirrhosis and any grade of HE. In the United States, the company that first obtains FDA approval for a designated orphan drug for the specified rare disease or condition receives orphan drug marketing exclusivity for that drug for a period of seven years. This orphan drug exclusivity prevents the FDA from approving another application, including a full New Drug Application, or NDA, to market the same drug for the same orphan indication, except in very limited circumstances, including when the FDA concludes that the later drug is safer, more effective or makes a major contribution to patient care. For purposes of small molecule drugs, the FDA defines “same drug” as a drug that contains the same active chemical entity and is intended for the same use as the drug in question. To obtain orphan drug exclusivity for a drug that shares the same active chemical entity as an already orphan designated drug, it must be demonstrated to the FDA that the drug is safer or more effective than the approved orphan designated drug, or that it makes a major contribution to patient care. In addition, a designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition or if another drug with the same active moiety is determined to be safer, more effective, or represents a major contribution to patient care.

In our case, Ravicti contains the same active chemical entity as BUPHENYL, which is approved for the treatment of UCD, the intended use for Ravicti. Ravicti was granted orphan designation for UCD based upon a potential safety benefit over BUPHENYL because of the absence of sodium. We will not receive orphan drug exclusivity in UCD unless the FDA in reviewing the NDA concludes that Ravicti is safer or more effective than BUPHENYL or makes a major contribution to patient care. The FDA may not make this determination at the time of NDA approval, and we may not know for the foreseeable future if we will have the benefit of orphan drug exclusivity. Even if we obtain orphan drug exclusivity for Ravicti, that exclusivity may not effectively protect the product from competition because different drugs can be approved for the same condition.

We have a history of net losses and may not achieve or maintain profitability.

We have a limited operating history and only recently received FDA approval for our only product. We have not initiated commercial sales of Ravicti. We have funded our operations primarily from sales of our equity and debt securities. We have incurred losses in each year since our inception and through September 30, 2012, had an accumulated deficit totaling $130.7 million. Our net losses were $24.0 million for the nine months ended September 30, 2012, $29.4 million for the year ended December 31, 2011, and $25.5 million for the year ended December 31, 2010. These losses, among other things, have had and will continue to have an adverse effect on our cash flow, stockholders’ equity and working capital. We may not generate sufficient sales of Ravicti for us to achieve or maintain profitability on a timely basis, or at all.

We expect to incur increased selling, general and administrative expenses during the remainder of this year versus comparable periods last year due to higher sales and marketing expenses related to the commercialization of Ravicti, as well as additional full-year expenses related to operating as a public company. In addition, we expect increased research and development expenses related to our expected HE Phase III trial and for required post-marketing studies. We also expect to continue to incur significant losses for the foreseeable future. Additionally, our operating expenses may increase significantly if we in-license other products or product candidates. Further, because of the numerous risks and uncertainties associated with developing and commercializing therapeutic drugs, we may experience larger than expected future losses and may not become profitable.

If we fail to obtain and sustain an adequate level of reimbursement for our products by third-party payors, sales would be adversely affected.

The course of treatment for UCD patients is and will continue to be expensive. We currently expect that the average price per patient year will be between $250,000 and $290,000. We expect UCD patients to need treatment throughout their lifetimes. We expect that most families of patients will not be capable of paying for this treatment themselves. There will be no commercially viable market for Ravicti without reimbursement from third-party payors. Even if there is a commercially viable market, if the level of reimbursement is below our expectations, our revenue and gross margins will be adversely affected. In addition, we expect to provide Ravicti at no cost to qualified patients without insurance or without coverage for Ravicti. If the numbers of patients that qualify for these programs is higher than our current estimates, our revenues and gross margins will be adversely affected.

Third-party payors, such as government or private health care insurers, carefully review and increasingly question the coverage of, and challenge the prices charged for, drugs. Reimbursement rates from private health insurance companies vary depending on the company, the insurance plan and other factors. A current trend in the United States health care industry is toward cost containment. Large public and private payors, managed care organizations, group purchasing organizations and similar organizations are exerting increasing influence on decisions regarding the use of, and reimbursement levels for, particular treatments. Such third-party payors, including Medicare, are questioning the coverage of, and challenging the prices charged for, medical products and services, and many third-party payors limit coverage of or reimbursement for newly approved health care products. In particular, third-party payors may limit the covered indications. Cost-control initiatives could decrease the price we might establish for products, which could result in product revenues being lower than anticipated. If the prices for our products decrease or if governmental and other third-party payors do not provide adequate coverage and reimbursement levels, our revenue and prospects for profitability will suffer. Reimbursement systems in international markets, including the European Union, vary significantly by country and by region, and reimbursement approvals must be obtained on a country-by-country basis. In many countries the product cannot be commercially launched until reimbursement is approved. The negotiation process in some countries can exceed 12 months.

We are required to complete post-marketing studies mandated by the FDA, and such studies may be costly and time consuming. If the results of these studies reveal unacceptable safety risks, we may be required to withdraw Ravicti from the market.

As part of the approval for Ravicti, the FDA has imposed several post marketing requirements. These include obligations to conduct:

•	two separate studies in UCD patients during the first two months of life and from 2 months to 2 years of age, including a study of the pharmacokinetics in both age groups;

•	a study to determine whether metabolites are present in human breast milk;

•	a study to determine whether the metabolites of Ravicti affect the metabolism of other drugs that these patients might be given concurrently;

•	a randomized study to determine how best to initiate dosing in UCD patients who did not participate in our clinical studies and are not being treated with sodium phenylbutyrate; and

•	a UCD registry of approximately 10 years in duration that will include patients 2 years of age and above.

If we are unable to complete these studies or the results of the studies reveal unacceptable safety risks, we could be required to perform additional studies, which may be costly, and even lose marketing approval of Ravicti. In addition to these studies, the FDA may also require us to commit to perform other lengthy post-marketing studies, for which we would have to expend significant additional resources, which could have an adverse effect on our operating results, financial condition and stock price.

The patient population suffering from UCD is small and has not been established with precision. If the actual number of patients is smaller than we estimate, or if we are unable to convert patients from BUPHENYL to Ravicti, our revenue and ability to achieve profitability may be adversely affected.

We estimate that the number of individuals in the United States with UCD is approximately 2,100, of which approximately 1,100 are currently diagnosed and approximately 500 are treated with BUPHENYL, and 75 are treated with Ravicti in our ongoing long-term safety clinical trials in the United States. Of these, we estimate that approximately 60% are children and 40% are adults. Our estimate of the size of the patient population is based on published studies as well as internal analyses. If the results of these studies or our analysis of them do not accurately reflect the number of patients with UCD, our assessment of the market may be inaccurate, making it difficult or impossible for us to meet our revenue goals, or to obtain and maintain profitability. In addition, if we are unable to successfully convert patients from BUPHENYL to Ravicti, it will be more difficult to achieve profitability, or profitability may not occur at all.

The number of patients in the United States who might be prescribed Ravicti could be significantly less than the 575 currently estimated to be on either Ravicti or BUPHENYL. Since Ravicti, BUPHENYL and

AMMONUL target diseases with small patient populations, the per-patient drug pricing must be high in order to recover our development and manufacturing costs, fund adequate patient support programs and achieve profitability. We may be unable to maintain or obtain sufficient sales volume at a price high enough to justify our product development efforts and our sales and marketing and manufacturing expenses.

To obtain regulatory approval to market Ravicti in indications other than UCD, including HE, costly and lengthy clinical trials may be required, and the results of the studies and trials are highly uncertain.

As part of the regulatory approval process, we must conduct, at our own expense, clinical trials on humans for each indication that we intend to pursue. We expect the number of nonclinical studies and clinical trials that the regulatory authorities will require will vary depending on the disease or condition the drug is being developed to address and regulations applicable to the particular drug. Generally, the number and size of clinical trials required for approval varies based on the nature of the disease and size of the expected patient population that may be treated with a drug, and we are still in discussions with the FDA as to the design of any HE clinical trials. We must demonstrate that our drug products are safe and efficacious for use in the targeted human patients in order to receive regulatory approval for commercial sale.

Serious adverse events or other safety risks could require us to abandon development and preclude or limit approval of Ravicti to treat HE.

We may voluntarily suspend or terminate our clinical trials if at any time we believe that they present an unacceptable risk to participants or if preliminary data demonstrate that the product is unlikely to receive regulatory approval or unlikely to be successfully commercialized. In addition, regulatory agencies, institutional review boards and data safety monitoring boards may at any time order the temporary or permanent discontinuation of our clinical trials or request that we cease using investigators in the clinical trials if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements, or that they present an unacceptable safety risk to participants. If we elect or are forced to suspend or terminate a clinical trial of Ravicti to treat HE, the commercial prospects for Ravicti will be harmed and our ability to generate product revenues from Ravicti may be delayed or eliminated.

Our potential purchase of Ucyclyd’s worldwide rights to BUPHENYL and AMMONUL could be hampered or prevented by regulatory action as well as by government or private litigation.

We are subject to antitrust review if we exercise our option to purchase Ucyclyd’s worldwide rights for BUPHENYL and AMMONUL, including, if the necessary jurisdictional thresholds are met at that time, review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act. Even if the planned purchase is approved, the terms and conditions of the approval that is granted, if accepted by the parties, may impose requirements, limitations and additional costs and place restrictions on the conduct of our business. There is no assurance that we will receive the necessary approvals under the HSR Act or that any other conditions, terms, obligations, or restrictions sought to be imposed, if accepted, would not have a material adverse effect on us. If the government challenges the purchase under the HSR Act and the challenge cannot be resolved by consent decree, our restated collaboration agreement with Ucyclyd will automatically terminate and we would not have any rights to BUPHENYL or AMMONUL. In addition, whether or not HSR filings are required to purchase Ucyclyd’s worldwide rights for BUPHENYL and AMMONUL, federal antitrust regulators could, before or after the purchase, take any action under the antitrust laws that they consider necessary or desirable in the public interest, including seeking to enjoin the purchase or to seek the divestiture of assets or the imposition of licensing obligations on us. Private parties as well as State Attorneys General and foreign antitrust regulators may also bring legal actions under the antitrust laws under some circumstances, the outcome of which could have a material adverse effect on us.

We may never obtain approval for or commercialize Ravicti outside of the United States, which would limit our ability to realize its full market potential.

We only have approval to market Ravicti in the United States at this time. In order to market Ravicti outside of the United States, we must comply with regulatory requirements of and obtain required regulatory approvals in, other countries. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and obtaining regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval processes vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking foreign regulatory approval could require additional nonclinical studies or clinical trials, which could be costly and time consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of Ravicti in those countries. We do not have any products approved for sale in any jurisdiction, including international markets, and we do not have experience in obtaining regulatory approval in international markets. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals or if regulatory approvals in international markets are delayed, our target market will be reduced and our ability to realize the full market potential of our products will be harmed.

If we obtain approval to commercialize Ravicti outside of the United States and continue to maintain the existing Ucyclyd distribution agreements for BUPHENYL and AMMONUL outside of the United States, a variety of risks associated with international operations could materially adversely affect our business.

If Ravicti is approved for commercialization outside the United States, we will likely enter into agreements with third parties to market Ravicti outside the United States. In addition, if we purchase Ucyclyd’s worldwide rights to BUPHENYL and AMMONUL, we will assume Ucyclyd’s rights and obligations under its existing agreements for distribution of these drugs outside the United States, including Ucyclyd’s obligation to provide Swedish Orphan AB with a right of first refusal for the distribution of Ravicti and other newly developed products for urea cycle disorders on terms and conditions reasonably satisfactory to us. We expect that we will be subject to additional risks related to entering into or maintaining these international business relationships, including:

•	different regulatory requirements for drug approvals in foreign countries;

•	differing United States and foreign drug import and export rules;

•	reduced protection for intellectual property rights in foreign countries;

•	unexpected changes in tariffs, trade barriers and regulatory requirements;

•	different reimbursement systems;

•	economic weakness, including inflation, or political instability in particular foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign taxes, including withholding of payroll taxes;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;

•	workforce uncertainty in countries where labor unrest is more common than in the United States;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad;

•	potential liability resulting from development work conducted by these distributors; and

•	business interruptions resulting from geopolitical actions, including war and terrorism, or natural disasters.

Even if we successfully commercialize Ravicti and purchase Ucyclyd’s worldwide rights to BUPHENYL and AMMONUL, we will continue to face extensive development and regulatory requirements.

Even after a drug is FDA-approved, regulatory authorities may still impose significant restrictions on a product’s indicated uses or marketing or impose ongoing requirements for potentially costly post-marketing studies. Furthermore, any new legislation addressing drug safety issues could result in delays or increased costs to assure compliance.

BUPHENYL, AMMONUL and Ravicti are subject to ongoing regulatory requirements for labeling, packaging, storage, advertising, promotion, sampling, record-keeping and submission of safety and other post-market information, including both federal and state requirements in the United States. In addition, manufacturers and manufacturers’ facilities are required to comply with extensive FDA requirements, including ensuring that quality control and manufacturing procedures conform to current Good Manufacturing Practices, or cGMP. As such, we and our contract manufacturers are subject to continual review and periodic inspections to assess compliance with cGMP. Accordingly, we and others with whom we work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control. We will also be required to report certain adverse reactions and production problems, if any, to the FDA, and to comply with requirements concerning advertising and promotion for our products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. As such, we may not promote our products for indications or uses for which they do not have FDA approval.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing, or labeling of a product, a regulatory agency may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If we fail to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may:

•	issue warning letters;

•	impose civil or criminal penalties;

•	suspend regulatory approval;

•	suspend any of our ongoing clinical trials;

•	refuse to approve pending applications or supplements to approved applications submitted by us;

•	impose restrictions on our operations, including closing our contract manufacturers’ facilities; or

•	seize or detain products or require a product recall.

Any government investigation of alleged violations of law could require us to expend significant time and resources in response and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize and generate revenues from Ravicti, and BUPHENYL and AMMONUL if purchased from Ucyclyd. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of our company and our operating results will be adversely affected. Additionally, if we are unable to generate revenues from the sale of Ravicti, and BUPHENYL and AMMONUL if purchased from Ucyclyd, our potential for achieving profitability will be diminished and the capital necessary to fund our operations will be increased.

If third-party manufacturers fail to comply with manufacturing regulations, our financial results and financial condition will be adversely affected.

Contract manufacturers must obtain and maintain regulatory approval of their manufacturing facilities, processes and quality systems. In addition, pharmaceutical manufacturing facilities are continuously subject to inspection by the FDA and foreign regulatory authorities, before and after product approval. Due to the complexity of the processes used to manufacture pharmaceutical products and product candidates, any potential third-party manufacturer may be unable to continue to pass or initially pass federal, state or international regulatory inspections in a cost effective manner.

If a third-party manufacturer with whom we contract is unable to comply with manufacturing regulations, we may be subject to fines, unanticipated compliance expenses, recall or seizure of our products, total or partial suspension of production and/or enforcement actions, including injunctions, and criminal or civil prosecution. These possible sanctions would adversely affect our financial results and financial condition.

If our competitors are able to develop and market products that are preferred over Ravicti, BUPHENYL or AMMONUL, our commercial opportunity will be reduced or eliminated.

We face competition from established pharmaceutical and biotechnology companies, as well as from academic institutions, government agencies and private and public research institutions, which may in the future develop products to treat UCD or HE. During the lifetime of the United States patents covering Ravicti, and for any longer period of market exclusivity granted by the FDA for Ravicti, Ucyclyd and its affiliates are contractually prohibited from developing or commercializing new products, anywhere in the world, for the treatment of UCD or HE that are chemically similar to Ravicti, except for products delivered parenterally for the treatment of HE. In countries outside the United States, this contractual restriction will continue, on a country-by-basis, for the lifetime of patents covering Ravicti in each such country and for any longer period of regulatory exclusivity granted for Ravicti in each such country. Since this restriction only applies to specific indications and products that are chemically similar to Ravicti, it may not prevent Ucyclyd or its affiliates from developing and commercializing products that compete with Ravicti. Moreover, products approved for indications other than UCD and HE may compete with Ravicti if physicians prescribe such products off-label for UCD or HE. Ucyclyd may develop and commercialize such products and, under the purchase agreement, has a time-limited option to acquire the right to use and reference certain Ravicti data for the development and commercialization of products (other than Ravicti) for the treatment of a specific indication that we are not pursuing. Furthermore, unless and until we purchase Ucyclyd’s worldwide rights to BUPHENYL, Ucyclyd is allowed to continue to market and sell BUPHENYL, and its sales of BUPHENYL will continue to compete with our sales of Ravicti for UCD.

In addition to competition from BUPHENYL, in November 2011, Ampolgen Pharmaceuticals, LLC received FDA approval for a generic version of sodium phenylbutyrate tablets which may compete with Ravicti and BUPHENYL in treating UCD. We are aware that Lucane Pharma has requested market authorization from the European Medicines Agency for taste-masked sodium phenylbutyrate and we believe they are also seeking approval via an ANDA in the United States. If this ANDA is approved, this formulation may compete with Ravicti and BUPHENYL in treating UCD. We are also aware that Orphan Europe is conducting a clinical trial of carglumic acid to treat some of the UCD enzyme deficiencies for which Ravicti was approved. Carglumic acid is approved for maintenance therapy for chronic hyperammonemia and to treat HA crises in NAGS deficiency, a rare UCD subtype, and is sold under the name Carbaglu. If the results of this trial are successful and Orphan Europe is able to complete development and obtain approval of Carbaglu to treat additional UCD enzyme deficiencies, we would face competition from this compound. In addition, if we complete development, obtain regulatory approval and commercialize Ravicti to treat HE, we will face competition from Salix Pharmaceuticals, Inc., the manufacturer of rifaximin, as well as generic manufacturers of lactulose. In addition to currently marketed treatments for HE, Ocera Therapeutics, Inc. has conducted two Phase II trials of one of their compounds to treat mild HE and is conducting a Phase II trial of a second compound delivered intravenously to patients with cirrhosis in which they are assessing ammonia control versus placebo. In addition, researchers are continually learning more about UCD and HE and new discoveries may lead to new therapies. As a result, Ravicti, BUPHENYL and AMMONUL may be rendered less competitive, or even obsolete, at any time. Other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies.

Our commercial opportunity will be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer side effects, are more convenient or are less expensive than Ravicti and, if acquired, BUPHENYL and AMMONUL. We expect that our ability to compete effectively will depend upon, among other things, our ability to:

•	successfully and rapidly complete clinical trials and obtain all requisite regulatory approvals in a timely and cost-effective manner;

•	maintain patent protection for Ravicti and otherwise prevent the introduction of generics of Ravicti and, if acquired, BUPHENYL and AMMONUL;

•	attract and retain key personnel;

•	build an adequate sales and marketing infrastructure;

•	obtain adequate reimbursement from third-party payors; and

•	maintain positive relationships with patient advocacy groups.

If Ravicti is approved to treat HE in the future, the cost of Ravicti to treat UCD may decline significantly, which could materially affect our UCD revenues.

Given the relative differences in the size of the affected patient populations, the number of requests third-party payors receive to reimburse drugs for the treatment of HE is significantly greater than the number of requests for UCD. As a result, we will likely experience greater pricing pressure if Ravicti is approved by the FDA to treat HE than if it is only approved to treat UCD. We do not currently have a plan to differentiate the formulations for UCD and HE, nor can we guarantee success if we attempt to differentiate the formulation. We expect the required dosing volume to be similar for UCD and HE if Ravicti is approved for both indications. If Ravicti is approved by the FDA for HE after FDA approval and launch of the drug for UCD, we may need to significantly decrease the price for Ravicti from that established with respect to UCD in order to gain third-party reimbursement for broad use in HE patients. This would result in a significant decrease in revenues generated by the UCD patient population. We believe the Ravicti revenue potential for HE is much larger than for UCD; however, if the market for Ravicti in HE is significantly smaller than we anticipate, or if we are unsuccessful in any commercial launch of Ravicti for the treatment of HE, total Ravicti revenues may decrease significantly and we may be unable to achieve or maintain profitability. If the Ravicti price is decreased with the introduction of the drug for HE, we may need to decrease our UCD specialty pharmacy and patient support service offerings. This may result in lower UCD revenues due to fewer UCD patients electing to begin use of Ravicti and/or remain compliant.

If we are unable to establish a direct sales force in the United States, our business may be harmed.

We intend to market Ravicti directly to physicians in the United States through our own sales force, which we are in the process of establishing. We will need to incur significant additional expenses and commit significant additional management resources to establish and train a sales force to market and sell Ravicti, and BUPHENYL and AMMONUL if we purchase Ucyclyd’s worldwide rights to those products. We may not be able to successfully establish these capabilities despite these additional expenditures. We will also have to compete with other pharmaceutical and life sciences companies to recruit, hire, train and retain sales and marketing personnel. In the event we are unable to successfully market and promote Ravicti, and BUPHENYL and AMMONUL if purchased from Ucyclyd, our business may be harmed.

If we are found to be in violation of federal or state “fraud and abuse” laws, we may be required to pay a penalty and/or be suspended from participation in federal or state health care programs, which may adversely affect our business, financial condition and results of operation.

In the United States, we are subject to various federal and state health care “fraud and abuse” laws, including anti-kickback laws, false claims laws and other laws intended to reduce fraud and abuse in federal and state health care programs. The federal Medicare-Medicaid Anti-Fraud and Abuse Act, as amended, or the Anti-Kickback Statute, makes it illegal for any person, including a prescription drug manufacturer (or a party acting on its behalf), to knowingly and willfully solicit, receive, offer or pay any remuneration that is intended to induce the referral of business, including the purchase, order or prescription of a particular drug for which payment may be made under a federal health care program, such as Medicare or Medicaid. Under federal government regulations, some arrangements, known as safe harbors, are deemed not to violate the federal Anti-Kickback Statute. Although we seek to structure our business arrangements in compliance with all applicable requirements, these laws are broadly written, and it is often difficult to determine precisely how the law will be applied in specific circumstances. Accordingly, it is possible that our practices may be challenged under the federal Anti-Kickback Statute. False claims laws prohibit anyone from knowingly and willfully presenting or causing to be presented for payment to third-party payors, including government payors, claims for reimbursed drugs or services that are false or fraudulent, claims for items or services that were not provided as claimed, or claims for medically unnecessary items or services. Cases have been brought under false claims laws alleging that off-label promotion of pharmaceutical products or the provision of kickbacks has resulted in the submission of false claims to governmental health care programs. Under the Health Insurance Portability and Accountability Act of 1996, we are prohibited from knowingly and willfully executing a scheme to defraud any health care benefit program, including private payors, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and/or exclusion or suspension from federal and state health care programs such as Medicare and Medicaid and debarment from contracting with the U.S. government. In addition, private individuals have the ability to bring actions on behalf of the government under the federal False Claims Act as well as under the false claims laws of several states.

Many states have adopted laws similar to the federal anti-kickback statute, some of which apply to the referral of patients for health care services reimbursed by any source, not just governmental payors. In addition, California and a few other states have passed laws that require pharmaceutical companies to comply with the April 2003 Office of Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers and/or the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals. In addition, several states impose other marketing restrictions or require pharmaceutical companies to make marketing or price disclosures to the state. There are ambiguities as to what is required to comply with these state requirements and if we fail to comply with an applicable state law requirement we could be subject to penalties.

Neither the government nor the courts have provided definitive guidance on the application of fraud and abuse laws to our business. Law enforcement authorities are increasingly focused on enforcing these laws, and it is possible that some of our practices may be challenged under these laws. While we believe we have structured our business arrangements to comply with these laws, it is possible that the government could allege violations of or convict us of violating, these laws. If we are found in violation of one of these laws, we could be required to pay a penalty and could be suspended or excluded from participation in federal or state health care programs, and our business, financial condition and results of operations may be adversely affected.

Recently enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize our product candidates and may affect the prices we may obtain.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of our product candidates, restrict or regulate post-marketing activities and affect our ability to profitably sell our products for which we obtain marketing approval.

In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, collectively PPACA, a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against healthcare fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms. PPACA increased manufacturers’ rebate liability under the Medicaid Drug Rebate Program by increasing the minimum rebate amount for both branded and generic drugs and revised the definition of “average manufacturer price,” or AMP, which may also increase the amount of Medicaid drug rebates manufacturers are required to pay to states. The legislation also expanded Medicaid drug rebates, which previously had been payable only on fee-for-service utilization, to Medicaid managed care utilization, and created an alternative rebate formula for certain new formulations of certain existing products that is intended to increase the rebates due on those drugs. The Centers for Medicare and Medicaid Services, which administers the Medicaid Drug Rebate Program, also has proposed to expand Medicaid rebates to the utilization that occurs in the territories of the United States, such as Puerto Rico and the Virgin Islands. Also effective in 2010, the new law expanded the types of entities eligible to receive discounted 340B pricing, although, with the exception of children’s hospitals, these newly eligible entities will not be eligible to receive discounted 340B pricing on orphan drugs. In addition, as 340B drug pricing is determined based on AMP and Medicaid rebate data, the revisions to the Medicaid rebate formula and AMP definition described above could cause the required 340B discount to increase. Further, beginning in 2011, PPACA imposed a significant annual fee on companies that manufacture branded prescription drug products and requires manufacturers to provide a 50% discount off the negotiated price of prescriptions filled by beneficiaries in the Medicare Part D coverage gap, referred to as the “donut hole.” Substantial new provisions affecting compliance have also been enacted, which may require us to modify our business practices with healthcare practitioners. For example, beginning in 2013, pharmaceutical companies will be required to track and report to the federal government certain payments made to physicians and teaching hospitals in the preceding year. We will not know the full effects of PPACA until applicable federal and state agencies issue regulations or guidance under the new law. Although it is too early to determine the effect of PPACA, the new law appears likely to continue the downward pressure on pharmaceutical pricing, especially under the Medicare program, and may also increase our regulatory burdens and operating costs.

Legislative and regulatory proposals have been introduced at both the state and federal level to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We are not sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by the United States Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements. Furthermore, the concerns raised by patients, patient advocacy groups and congressional representatives about the recent pricing of orphan drugs, could result in changes to the Orphan Drug Act or limitations in the approval pathway or pricing and reimbursement of orphan drugs.

Risks Related to Our Financial Position and Need for Additional Capital

We currently have no source of revenue and may never become profitable.

We are a development stage biopharmaceutical company with a limited operating history. Our ability to generate revenue and become profitable depends upon our ability to successfully commercialize Ravicti for the chronic management of UCD. We have generated no revenue in the last three years. Our ability to generate product revenue depends on a number of factors, including our ability to:

•	set an acceptable price for our products;

•	obtain commercial quantities of our UCD products at acceptable cost levels;

•	obtain adequate reimbursement from third-party payors;

•	successfully market and sell our UCD products in the United States;

•	delay the introduction of generic versions of our UCD products;

•	maintain our licenses or sublicenses to intellectual property rights to Ravicti; and

•	maintain existing distribution agreements for BUPHENYL and AMMONUL, if we purchase these products, outside the United States.

In addition, because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses, or when, or if, we will be able to achieve or maintain profitability. We anticipate incurring significant costs associated with the commercial launch of Ravicti, and the acquisition of BUPHENYL and AMMONUL if such acquisition occurs.

Even if we are able to generate revenues from the sale of our products, we may not become profitable and may need to obtain additional funding to continue operations. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce our operations.

We have incurred net losses since inception and anticipate that we will continue to incur net losses for the foreseeable future.

We have incurred losses in each year since our inception on November 1, 2006. Our losses were $13.6 million in 2009, $25.5 million in 2010, $29.4 million in 2011 and $24.0 million for the nine months ended September 30, 2012. As of September 30, 2012, we had a deficit accumulated during the development stage of $130.7 million. We have devoted most of our financial resources to research and development, including our nonclinical development activities and clinical trials. To date, we have financed our operations primarily through the sale of equity securities and debt. Ravicti will require significant marketing efforts and substantial investment before it can provide us with any revenue. We expect our research and development expenses to continue to be significant in connection with our ongoing and planned clinical trials for Ravicti and any other clinical trials or nonclinical testing that we may initiate. In addition, we expect to incur increased sales and marketing expenses. As a result, we expect to continue to incur significant and increasing operating losses and negative cash flows for the foreseeable future. These losses have had and will continue to have an adverse effect on our stockholders’ deficit and working capital.

We may need to obtain additional financing to fund our operations.

We may need to obtain additional financing to fund the Phase III HE trial if the design is materially different from what we currently expect and for the commercial launch of Ravicti in HE if we are approved in this indication. We would likely need to obtain additional financing for development of any additional product candidates we might acquire. Moreover, our fixed expenses, such as rent, license payments, interest expense and other contractual commitments, are substantial and are expected to increase in the future.

Our future funding requirements will depend on many factors, including, but not limited to:

•	our ability to successfully commercialize Ravicti for the treatment of UCD, and BUPHENYL and AMMONUL if purchased from Ucyclyd;

•	the amount of sales and other revenues from products that we may commercialize, if any, including the selling prices for such products and the availability of adequate third-party reimbursement;

•	selling and marketing costs associated with our UCD products, including the cost and timing of expanding our marketing and sales capabilities and establishing a network of specialty pharmacies;

•	the progress, timing, scope and costs of our nonclinical studies and clinical trials, including the ability to timely enroll patients in our planned and potential future clinical trials;

•	the time and cost necessary to obtain regulatory approvals and the costs of post-marketing studies that may be required by regulatory authorities;

•	the costs of obtaining clinical and commercial supplies of Ravicti, and BUPHENYL and AMMONUL if purchased from Ucyclyd;

•	payments of milestones and royalties to third parties, including Ucyclyd;

•	cash requirements of any future acquisitions of product candidates;

•	the time and cost necessary to respond to technological and market developments;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•	changes to the design of our clinical trials; and

•	any changes made to, or new developments in, our restated collaboration agreement with Ucyclyd or any new collaborative, licensing and other commercial relationships that we may establish.

Until we can generate a sufficient amount of revenue, we expect to finance future cash needs through public or private equity offerings or debt financings. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available, we may be required to delay or reduce the scope of or eliminate one or more of our research or development programs or our commercialization efforts. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. Our inability to obtain additional funding when we need it could seriously harm our business.

We may sell additional equity or debt securities to fund our operations, which may result in dilution to our stockholders and impose restrictions on our business.

In order to raise additional funds to support our operations, we may sell additional equity or debt securities, which would result in dilution to all of our stockholders or impose restrictive covenants that adversely impact our business. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we are unable to expand our operations or otherwise capitalize on our business opportunities, our business, financial condition and results of operations could be materially adversely affected.

Our recurring operating losses have raised substantial doubt regarding our ability to continue as a going concern.

In its report accompanying our consolidated financial statements for the year ended December 31, 2011, our independent registered public accounting firm included an explanatory paragraph stating that our recurring losses from operations raise substantial doubt as to our ability to continue as a going concern. We have no current source of revenue to sustain our present activities, and we do not expect to generate revenue until, and unless, we successfully commercialize Ravicti, or if we purchase Ucyclyd’s worldwide rights to BUPHENYL and AMMONUL. Accordingly, our ability to continue as a going concern will require us to obtain additional financing to fund our operations. On July 31, 2012, we completed our initial public offering, or IPO, and issued 5,000,000 shares of our common stock at an initial offering price of $10.00 per share. We sold an additional 750,000 shares of common stock directly to our underwriters when they exercised their over-allotment option in full at the initial offering price of $10.00 per share. We received net proceeds from the IPO of $51.3 million, after deducting underwriting discounts and commissions of $4.0 million and expenses of $2.2 million. Our ability to continue as a going concern will depend, in large part, on our ability to generate positive cash flow from operations and maintain the necessary capital resources to fund our business, neither of which is certain. The perception of our ability to continue as a going concern may make it more difficult for us to obtain financing for the continuation of our operations and could result in the loss of confidence by investors, suppliers and employees.

Risks Related to Our Reliance on Third Parties

We have no control over Ucyclyd’s conduct of the BUPHENYL and AMMONUL business in the intervening time period.

Under the restated collaboration agreement, we are permitted to exercise our option to purchase Ucyclyd’s worldwide rights to BUPHENYL and AMMONUL until May 1, 2013. Until we exercise our option, Ucyclyd has full control over the commercialization of BUPHENYL and AMMONUL, and we are entirely dependent on Ucyclyd to preserve the value of the businesses related to these products. We anticipate exercising our diligence rights provided for in the restated collaboration agreement with regard to BUPHENYL and AMMONUL in February 2013. The outcome of this diligence will be the primary basis for our determination to exercise the option. If the value of the BUPHENYL and AMMONUL businesses decreases significantly or we identify other concerns about the businesses, we may decide not to exercise our option to purchase Ucyclyd’s worldwide rights to BUPHENYL and AMMONUL, in which case we would be unable to generate any revenue from these products.

We have no manufacturing capacity and anticipate continued reliance on third-party manufacturers for the development and commercialization of our products.

We do not currently operate manufacturing facilities for clinical or commercial production of Ravicti, BUPHENYL or AMMONUL. We have no experience in drug formulation and we lack the resources and the capabilities to manufacture Ravicti, BUPHENYL or AMMONUL on a clinical or commercial scale. We do not intend to develop facilities for the manufacture of products for clinical trials or commercial purposes in the foreseeable future. We rely on third-party manufacturers to produce bulk drug substance and drug products required for our clinical trials. We plan to continue to rely upon contract manufacturers and, potentially, collaboration partners, to manufacture commercial quantities of Ravicti, and BUPHENYL and AMMONUL if we purchase these products from Ucyclyd. We have clinical and commercial supplies of Ravicti manufactured for us by two alternate drug substance suppliers, Helsinn and DSM on a purchase order basis. We believe our commercial requirements of drug substance can be satisfied without significant delay or material additional costs. Lyne provides fill/finish services on a purchase order basis under a clinical supply agreement. We have an agreement in place to initiate process transfer and development at HALO, an identified secondary fill/finish supplier. We do not have a long-term commercial supply arrangement in place with any of our contract manufacturers. If we need to identify an additional fill/finish manufacturer, we would not be able to do so without significant delay and likely significant additional cost. We have not secured commercial supply agreements with any contract manufacturers and can give no assurance that we will enter commercial supply agreements with any contract manufacturers on favorable terms or at all.

Our contract manufacturers’ failure to achieve and maintain high manufacturing standards, in accordance with applicable regulatory requirements, or the incidence of manufacturing errors, could result in patient injury or death, product shortages, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously harm our business. Contract manufacturers often encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel. For example, in the fourth quarter of 2011, we discovered a contaminated lot of Ravicti, which we believe was caused by a failure in a filtration step by one of our third-party drug substance manufacturers. Our existing manufacturers and any future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business. In the event of a natural disaster, business failure, strike or other difficulty, we may be unable to replace a third-party manufacturer in a timely manner and the production of our UCD products would be interrupted, resulting in delays and additional costs.

In addition, because our contract manufacturers of the bulk drug substance are located outside of the United States, we may face difficulties in importing our UCD products into the United States as a result of, among other things, FDA import inspections, incomplete or inaccurate import documentation or defective packaging.

Some of the intellectual property necessary for the commercialization of our UCD products is or will be licensed from third parties, which will require us to pay milestones and royalties.

Ucyclyd has granted us a license to use some of the technology developed by Ucyclyd in connection with the manufacturing of Ravicti. The purchase agreement under which we purchased the worldwide rights to Ravicti further obligates us to pay Ucyclyd regulatory and sales milestone payments relating to Ravicti, as well as royalties on the net sales of Ravicti. If we purchase BUPHENYL and AMMONUL under the restated collaboration agreement with Ucyclyd, we will also receive a license to use some of the manufacturing technology developed by Ucyclyd in connection with the manufacturing of these products. The restated collaboration agreement will obligate us to pay Ucyclyd regulatory and sales milestone payments, as well as royalties on net sales of these products.

We may become obligated to make a milestone or royalty payments when we do not have the cash on hand to make these payments, or have budgeted cash for our development efforts. This could cause us to delay our development efforts, curtail our operations, scale back our commercialization and marketing efforts or seek additional capital to meet these obligations, which could be on terms unfavorable to us. Additionally, if we fail to make a required payment to Ucyclyd and do not cure the failure with the required time period, Ucyclyd may be able to terminate our license to use its manufacturing technology for our UCD products.

We also license intellectual property necessary for commercialization of Ravicti from Brusilow Enterprises, LLC, or Brusilow. Brusilow may be entitled to terminate our license if we breach that agreement or do not meet specified diligence obligations in our development and commercialization of Ravicti and do not cure the failure within the required time period. If our license from Brusilow is terminated, it may be difficult or impossible for us to commercialize Ravicti.

Termination of the restated collaboration agreement prior to our purchase of Ucyclyd’s worldwide rights to BUPHENYL and AMMONUL would result in our losing rights to these products.

If the restated collaboration agreement terminates before the closing of our potential purchase of Ucyclyd’s worldwide rights to BUPHENYL and AMMONUL, we would lose our rights to these products and would be unable to generate any revenue from these products. The restated collaboration agreement will automatically terminate if any of the following events occur:

•	we fail to exercise the option to purchase Ucyclyd’s worldwide rights to BUPHENYL and AMMONUL during the required time period;

•

after we exercise our option to purchase Ucyclyd’s worldwide rights to BUPHENYL and AMMONUL, we are unable to resolve a challenge to our purchase of Ucyclyd’s worldwide rights to BUPHENYL and AMMONUL from the Federal Trade Commission or Antitrust Division of the Department of Justice; or

•	after we exercise the option to purchase Ucyclyd’s worldwide rights to BUPHENYL and AMMONUL, we do not consummate the purchase within the required time period.

Any collaboration arrangements that we may enter into in the future may not be successful, which could adversely affect our ability to develop and commercialize our current and potential future product candidates.

We may seek collaboration arrangements with pharmaceutical or biotechnology companies for the development or commercialization of our current and potential future product candidates. We may enter into these arrangements on a selective basis depending on the merits of retaining commercialization rights for ourselves as compared to entering into selective collaboration arrangements with leading pharmaceutical or biotechnology companies for each product candidate, both in the United States and internationally. We will face, to the extent that we decide to enter into collaboration agreements, significant competition in seeking appropriate collaborators. Moreover, collaboration arrangements are complex and time consuming to negotiate, document and implement. We may not be successful in our efforts to establish and implement collaborations or other alternative arrangements should we so chose to enter into such arrangements. The terms of any collaborations or other arrangements that we may establish may not be favorable to us.

Any future collaborations that we enter into may not be successful. The success of our collaboration arrangements will depend heavily on the efforts and activities of our collaborators. Collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations.

Disagreements between parties to a collaboration arrangement regarding clinical development and commercialization matters, can lead to delays in the development process or commercializing the applicable product candidate and, in some cases, termination of the collaboration arrangement. These disagreements can be difficult to resolve if neither of the parties has final decision making authority.

Collaborations with pharmaceutical or biotechnology companies and other third parties often are terminated or allowed to expire by the other party. Any such termination or expiration would adversely affect us financially and could harm our business reputation.

We currently depend on third parties to conduct some of the operations of our clinical trials.

We rely on third parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories to oversee some of the operations of our clinical trials and to perform data collection and analysis. As a result, we may face additional delays outside of our control if these parties do not perform their obligations in a timely fashion or in accordance with regulatory requirements. If these third parties do not successfully carry out their contractual duties or obligations and meet expected deadlines, if they need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or for other reasons, our financial results and the commercial prospects for Ravicti or our potential future product candidates could be harmed, our costs could increase and our ability to obtain regulatory approval and commence product sales could be delayed.

Risks Related to Our Intellectual Property

We may not be able to protect our proprietary technology in the marketplace.

Where appropriate, we seek patent protection for certain aspects of our technology. Patent protection may not be available for some of the products or technology we are developing. If we must spend significant time and money protecting or enforcing our patents, designing around patents held by others or licensing, potentially for large fees, patents or other proprietary rights held by others, our business and financial prospects may be harmed. We may not develop additional proprietary products which are patentable.

The patent positions of pharmaceutical products are complex and uncertain. The scope and extent of patent protection for Ravicti and our future products and product candidates are particularly uncertain. Publication of information related to Ravicti and our future products and product candidates may prevent us from obtaining or enforcing patents relating to these products and product candidates, including without limitation composition-of-matter patents, which are generally believed to offer the strongest patent protection.

We have licensed patents in the United States and in certain foreign jurisdictions related to Ravicti, including U.S. Patent 5,968,979, which covers the composition of matter of Ravicti, which we license from Brusilow. Our Brusilow license may be terminated if we do not comply with the terms of the applicable license. Patents that we own or license do not ensure the protection of our intellectual property for a number of reasons, including without limitation the following:

•	our patents may not be broad or strong enough to prevent competition from other products including identical or similar products;

•	U.S. Patent 5,968,979 covering Ravicti composition of matter expires February 7, 2015, unless its term is successfully extended;

•	upon expiration of U.S. Patent 5,968,979, we do not at this time own or control a granted U.S. Patent that prevents generic entry into the United States market for Ravicti;

•	we may be required to disclaim part of the term of one or more patents;

•	there may be prior art of which we are not aware that may affect the validity or enforceability of a patent claim;

•

there may be prior art of which we are aware, which we do not believe affects the validity or enforceability of a patent claim, but which, nonetheless ultimately may be found to affect the validity or enforceability of a patent claim;

•	there may be other patents existing in the patent landscape for Ravicti that will affect our freedom to operate;

•	if our patents are challenged, a court could determine that they are not valid or enforceable;

•	a court could determine that a competitor’s technology or product does not infringe our patents; and

•	our patents could irretrievably lapse due to failure to pay fees or otherwise comply with regulations, or could be subject to compulsory licensing.

We also own several pending patent applications in the United States and in foreign jurisdictions relating to methods of using, administering, and adjusting the dosage of Ravicti. These applications do not ensure the protection of our intellectual property. Additionally, these pending applications may not issue or may issue with claims significantly narrower than we currently seek. Similarly, our patent for which claims have been allowed may be successfully challenged and invalidated. Unless and until our pending applications issue, their protective scope is impossible to determine, and even after issuance their protective scope may be limited. For example, we may not have developed a method for determining dosing for Ravicti before others developed identical, similar methods or distinct methods, in which case we may not receive a granted patent or any granted patent may not cover potential competition.

If we encounter delays in our development or clinical trials, the period of time during which we could market our products under patent protection would be reduced.

Additional competitors could enter the market, including with generic versions of our products, and sales of affected products may decline materially.

The Ravicti composition of matter patent expires in the United States in 2015. Based on current projections, we expect to receive an extension of this patent under the Drug Price Competition and Patent Term Restoration Act, or Hatch-Waxman Amendments, which we expect to extend this patent coverage for approximately an additional three years.

We own a first set of pending patent applications in the United States, Europe, Japan, and Canada, and a second set of pending patent applications in the United States and internationally pursuant to the Patent Cooperation Treaty, or PCT. These applications are directed to methods of using, administering, and adjusting the effective dosage of Ravicti. If granted, these applications could extend patent protection until 2029 to 2032; however, there is a significant risk that these applications will not issue timely, or that they may not issue at all. In particular, claims directed to dosing and dose adjustment may be substantially less likely to issue in light of the recent Supreme Court decision in Mayo Collaborative Services v. Prometheus Laboratories, Inc. Further, any patents issuing from these applications could be vulnerable to future validity challenges based on Mayo and subsequent court decisions that further clarify the scope of Mayo. In Mayo, the Court held that claims directed to methods of determining whether to adjust drug dosing levels based on drug metabolite levels in the blood were not patent eligible because they were directed to a law of nature. This decision may have wide-ranging implications on the validity and scope of pharmaceutical method claims, although its full impact will not be known for many years. We own one patent application for which it has been advised by the USPTO that claims are allowed. Assuming that this patent issues, it may be subject to challenge by competitors and invalidated.

Ravicti holds orphan drug designation for UCD; however, we cannot guarantee that orphan drug exclusivity, and the associated seven years of market exclusivity, will be granted.

Under the Hatch-Waxman Act, a pharmaceutical manufacturer may file an abbreviated new drug application, or ANDA, seeking approval of a generic copy of an approved innovator product. Under the Hatch-Waxman Act, a manufacturer may also submit an NDA under section 505(b)(2) that references the FDA’s prior approval of the innovator product. A 505(b)(2) NDA product may be for a new or improved version of the original innovator product. Hatch-Waxman also provides for certain periods of regulatory exclusivity, which preclude FDA approval (or in some circumstances, FDA filing and reviewing) of an ANDA or 505(b)(2) NDA. These include, subject to certain exceptions, the period during which an FDA-approved drug is subject to orphan drug exclusivity. In addition to the benefits of regulatory exclusivity, an innovator NDA holder may have patents claiming the active ingredient, product formulation or an approved use of the drug, which would be listed with the product in the FDA publication, “Approved Drug Products with Therapeutic Equivalence Evaluations,” known as the “Orange Book.” If there are patents listed in the Orange Book, a generic or 505(b)(2) applicant that seeks to market its product before expiration of the patents must include in the ANDA what is known as a “Paragraph IV certification,” challenging the validity or enforceability of, or claiming non-infringement of, the listed patent or patents. Notice of the certification must be given to the innovator, too, and if within 45 days of receiving notice the innovator sues to protect its patents, approval of the ANDA is stayed for 30 months, or as lengthened or shortened by the court.

We anticipate that Ravicti will qualify for a three-year period of exclusivity, based on the fact that data from clinical trials with the product will be necessary to obtain approval. That exclusivity would mean that, even in the absence of any patent protection, FDA could not grant final approval to an ANDA for a generic version of Ravicti until three years after approval of Ravicti. It would not delay a generic competitor submitting an ANDA, or the FDA reviewing it, or granting it “tentative approval.” The exclusivity would also prohibit FDA from approving a 505(b)(2) NDA that references FDA’s approval of Ravicti or includes the same active ingredient and uses as Ravicti.

Accordingly, competitors could file ANDAs for generic versions of Ravicti, or 505(b)(2) NDAs that reference Ravicti, immediately after approval of an NDA for Ravicti, and if there are patents listed for Ravicti in the Orange Book, those ANDAs and 505(b)(2) NDAs would be required to include a certification as to each listed patent indicating whether the ANDA applicant does or does not intend to challenge the patent. We cannot predict whether Ravicti will be granted any regulatory exclusivity, or the scope of that exclusivity. We also cannot predict whether any patents issuing from our pending patent applications will be eligible for listing in the Orange Book, how any generic competitor would address such patents, whether we would sue on any such patents, or the outcome of any such suit.

The composition of matter patent and orphan drug exclusivity for BUPHENYL have expired. Because BUPHENYL has no regulatory exclusivity or listed patents, a competitor could at any time submit an ANDA for a generic version of BUPHENYL and request immediate approval. We are aware of one ANDA for BUPHENYL tablets, which was approved in the fourth quarter of 2011. The ANDA process is a confidential one, so there may be other BUPHENYL ANDAs pending.

We own a first set of patent applications in the United States, Europe, Japan, and Canada and a second set of patent applications in the United States and internationally pursuant to the PCT. The applications are directed to methods of using, administering, and adjusting the dosage of Ravicti or BUPHENYL. If granted, these applications could extend patent protection until 2029 to 2032; however, there is a significant risk that these applications will not issue timely, or that they may not issue at all. In particular, claims directed to dosing and dose adjustment may be substantially less likely to issue in light of the recent Supreme Court decision in Mayo. Further, any patents issuing from these applications could be vulnerable to future validity challenges based on Mayo and subsequent court decisions that further clarify the scope of Mayo. This decision may have wide-ranging implications on the validity and scope of pharmaceutical method claims, although its full impact will not be known for many years. Moreover, even if granted these applications may not provide protection sufficient to protect against the use of generic forms of BUPHENYL.

In the absence of any additional patent protection or even if U.S. Patents issued from our pending patent applications, a competitor may seek and obtain FDA approval for, and subsequently sell, a generic version of BUPHENYL. For example, in November 2011, FDA approved a generic version of BUPHENYL tablets. Such a generic product may be priced at a discount to BUPHENYL and Ravicti, and physicians, patients, or payors may decide that this less expensive alternative is preferable to either of our drugs. If this occurs, our UCD product sales could be materially reduced, but we would nevertheless be required to make royalty payments to Ucyclyd and Brusilow at the same royalty rates.

Although AMMONUL also has no patents listed in the Orange Book, it was the subject of orphan drug exclusivity that expired in February 2012, which means that the FDA can approve a generic version of AMMONUL at any time.

We may not be successful in securing or maintaining proprietary patent protection for products we currently market or for products and technologies we develop or license. Moreover, if any patents that are granted and listed in the Orange Book are successfully challenged by way of a Paragraph IV certification and subsequent litigation, the affected product could more immediately face generic competition and its sales would likely decline materially. Should sales decline, we may have to write off a portion or all of the intangible assets associated with the affected product and our results of operations and cash flows could be materially and adversely affected.

We may not be able to enforce our intellectual property rights throughout the world.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to life sciences. This could make it difficult for us to stop the infringement of our in-licensed patents or the misappropriation of our other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit.

Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain adequate protection for our technology and the enforcement of intellectual property.

We may infringe the intellectual property rights of others, which may prevent or delay our product development efforts and stop us from commercializing or increase the costs of commercializing our products.

Our commercial success depends significantly on our ability to operate without infringing the patents and other intellectual property rights of third parties. For example, there could be issued patents of which we are not aware that our products infringe. There also could be patents that we believe we do not infringe, but that we may ultimately be found to infringe. Moreover, patent applications are in some cases maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our products infringe. For example, pending applications may exist that provide support or can be amended to provide support for a claim that results in an issued patent that our product infringes.

Third parties may assert that we are employing their proprietary technology without authorization. If a court held that any third-party patents are valid, enforceable and cover our products or their use, the holders of any of these patents may be able to block our ability to commercialize our products unless we obtained a license under the applicable patents, or until the patents expire. We may not be able to enter into licensing arrangements or make other arrangements at a reasonable cost or on reasonable terms. Any inability to secure licenses or alternative technology could result in delays in the introduction of our products or lead to prohibition of the manufacture or sale of products by us.

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

We rely on trade secrets to protect our proprietary know-how and technological advances, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights. Failure to obtain or maintain trade secret protection could enable competitors to use our proprietary information to develop products that compete with our products or cause additional, material adverse effects upon our competitive business position.

Any lawsuits relating to infringement of intellectual property rights necessary to defend ourselves or enforce our rights will be costly and time consuming.

Our ability to defend our intellectual property may require us to initiate litigation to enforce our rights or defend our activities in response to alleged infringement of a third party. In addition, we may be sued by others who hold intellectual property rights who claim that their issued patents are infringed by Ravicti or any future products, including BUPHENYL or AMMONUL, or product candidates. These lawsuits can be very time consuming and costly. There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries generally.

In addition, our patents and patent applications, or those of our licensors, could face other challenges, such as interference proceedings, opposition proceedings, and re-examination proceedings. Any of these challenges, if successful, could result in the invalidation of, or in a narrowing of the scope of, any of our patents and patent applications subject to challenge. Any of these challenges, regardless of their success, would likely be time consuming and expensive to defend and resolve and would divert our management’s time and attention.

Risks Related to Our Business Operations and Industry

We depend upon our key personnel and our ability to attract and retain employees.

Our future growth and success depend on our ability to recruit, retain, manage and motivate our employees. The loss of the services of any member of our senior management or the inability to hire or retain experienced management personnel could adversely affect our ability to execute our business plan and harm our operating results.

Because of the specialized scientific and managerial nature of our business, we rely heavily on our ability to attract and retain qualified scientific, technical and managerial personnel. In particular, the loss of one or more of our senior executive officers could be detrimental to us if we cannot recruit suitable replacements in a timely manner. We do not currently carry “key person” insurance on the lives of members of senior management. The competition for qualified personnel in the pharmaceutical field is intense. Due to this intense competition, we may be unable to continue to attract and retain qualified personnel necessary for the development of our business or to recruit suitable replacement personnel.

Failure to build our financial infrastructure and improve our accounting systems and controls could impair our ability to comply with the financial reporting and internal controls requirements for publicly traded companies.

As a public company, we operate in an increasingly challenging regulatory environment which requires us to comply with the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, and the related rules and regulations of the SEC expanded disclosures, accelerated reporting requirements and more complex accounting rules. Company responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent financial fraud. We are required to disclose material changes made in our internal controls and procedures on a quarterly basis. However, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the later of the year following our first annual report required to be filed with the SEC or the date we are no longer an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, because we are taking advantage of the exemptions contained in the JOBS Act.

To build this infrastructure, we will need to hire additional accounting personnel and improve our accounting systems, disclosure policies, procedures and controls. We are currently in the process of:

•	initiating our plans to upgrade our computer systems, including hardware and software;

•	establishing written policies and procedures; and

•	enhancing internal controls and our financial statement review process.

If we are unsuccessful in building an appropriate financial infrastructure, we may not be able to prepare and disclose, in a timely manner, our financial statements and other required disclosures, or comply with existing or new reporting requirements. If we cannot provide reliable financial reports or prevent fraud, our business and results of operations could be harmed and investors could lose confidence in our reported financial information.

We will need to significantly increase the size of our organization, and we may experience difficulties in managing growth.

We are a small company with 22 employees as of December 31, 2012. In order to commercialize our products, we will need to substantially increase our operations, including expanding our employee base of managerial, operational and financial personnel. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Our future financial performance and our ability to commercialize our products and to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we must be able to:

•	manage our clinical trials and the regulatory process effectively;

•	manage the manufacturing of products for commercial and clinical use;

•	integrate current and additional management, administrative, financial and sales and marketing personnel;

•	hire new personnel necessary to effectively commercialize product candidates we license;

•	develop our administrative, accounting and management information systems and controls; and

•	hire and train additional qualified personnel.

Product candidates that we may acquire in the future may be intended for patient populations that are significantly larger than those for UCD and HE. In order to continue development and marketing of these products, if approved, we would need to significantly expand our operations. Our staff, financial resources, systems, procedures or controls may be inadequate to support our operations and our management may be unable to manage successfully future market opportunities or our relationships with customers and other third parties.

If we engage in acquisitions, we will incur a variety of costs and we may never realize the anticipated benefits of such acquisitions.

We may attempt to acquire businesses, technologies, services, products or product candidates that we believe are a strategic fit with our business. We have no present agreement regarding any material acquisitions other than the restated collaboration agreement, under which we have an option to purchase Ucyclyd’s worldwide rights to BUPHENYL and AMMONUL. However, if we do undertake any acquisitions, the process of integrating an acquired business, technology, service, products or product candidates into our business may result in unforeseen operating difficulties and expenditures, including diversion of resources and management’s attention from our core business. In addition, we may fail to retain key executives and employees of the companies we acquire, which may reduce the value of the acquisition or give rise to additional integration costs. Future acquisitions could result in additional issuances of equity securities that would dilute the ownership of existing stockholders. Future acquisitions could also result in the incurrence of debt, contingent liabilities or the amortization of expenses related to other intangible assets, any of which could adversely affect our operating results. In addition, we may fail to realize the anticipated benefits of any acquisition.

Our business is affected by macroeconomic conditions.

Various macroeconomic factors could adversely affect our business and the results of our operations and financial condition, including changes in inflation, interest rates and foreign currency exchange rates and overall economic conditions and uncertainties, including those resulting from the current and future conditions in the global financial markets. For instance, if inflation or other factors were to significantly increase our business costs, it may not be feasible to pass through price increases to patients. Interest rates, the liquidity of the credit markets and the volatility of the capital markets could also affect the value of our investments and our ability to liquidate our investments in order to fund our operations.

Interest rates and the ability to access credit markets could also adversely affect the ability of patients and distributors to purchase, pay for and effectively distribute our products. Similarly, these macroeconomic factors could affect the ability of our contract manufacturers, sole-source or single-source suppliers to remain in business or otherwise manufacture or supply product. Failure by any of them to remain a going concern could affect our ability to manufacture products.

If product liability lawsuits are successfully brought against us, we will incur substantial liabilities and may be required to limit the commercialization of Ravicti or other products.

We face potential product liability exposure related to marketing and distributing our products commercially as well as testing of our product candidates in human clinical trials. An individual may bring a liability claim against us alleging that one of our products or product candidates caused an injury. If we cannot successfully defend ourselves against product liability claims, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for our products;

•	injury to our reputation;

•	withdrawal of clinical trial participants;

•	costs of related litigation;

•	substantial monetary awards to patients and others;

•	loss of revenues; and

•	the inability to commercialize our products.

In addition, while we continue to take what we believe are appropriate precautions, we may be unable to avoid significant liability if any product liability lawsuit is brought against us.

If product liability lawsuits are successfully brought against us, our insurance may be inadequate.

We are exposed to the potential product liability risks inherent in the testing, manufacturing and marketing of human pharmaceuticals. We plan to maintain insurance against product liability lawsuits for commercial sale of Ravicti, and for BUPHENYL and AMMONUL if we purchase Ucyclyd’s worldwide rights to those products. We currently maintain insurance for the clinical trials of Ravicti. Biopharmaceutical companies must balance the cost of insurance with the level of coverage based on estimates of potential liability. Historically, the potential liability associated with product liability lawsuits for pharmaceutical products has been unpredictable. Although we believe that our current insurance is a reasonable estimate of our potential liability and represents a commercially reasonable balancing of the level of coverage as compared to the cost of the insurance, we may be subject to claims for which our insurance coverage may not be adequate. If we are the subject of a successful product liability claim that exceeds the limits of any insurance coverage we obtain, we may incur substantial charges that would adversely affect our earnings and require the commitment of capital resources that might otherwise be available for the development and commercial launch of our product programs.

Business interruptions could delay us in the process of developing our products and could disrupt our sales.

Our headquarters is located in the San Francisco Bay Area, near known earthquake fault zones and is vulnerable to significant damage from earthquakes. We are also vulnerable to other types of natural disasters and other events that could disrupt our operations. We do not carry insurance for earthquakes or other natural disasters and we may not carry sufficient business interruption insurance to compensate us for losses that may occur. Any losses or damages we incur could have a material adverse effect on our business operations.

Risks Related to Ownership of Our Common Stock

The market price of our common stock has been and will likely continue to be highly volatile.

The trading price of our common stock has been and is likely to continue to be volatile. Since shares of our common stock were sold in our IPO in July 2012 at a price of $10.00 per share, our closing stock price as reported on the NASDAQ Global Stock Market has ranged from

$10.04 to $16.01, through January 31, 2013. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

•

whether we exercise our option to purchase Ucyclyd’s worldwide rights to BUPHENYL and AMMONUL, and any associated delays or difficulties in completing the purchase or otherwise acquiring such rights, including as a result of antitrust review of the transaction;

•	announcements of therapeutic innovations or new products by us or our competitors;

•	adverse actions taken by regulatory agencies with respect to our clinical trials, manufacturing supply chain or sales and marketing activities;

•	changes or developments in laws or regulations applicable to Ravicti and the products that we may acquire under our restated collaboration agreement with Ucyclyd;

•	any adverse changes to our relationship with Ucyclyd or other licensors, manufacturers or suppliers;

•	the success of our testing and clinical trials;

•	the success of our efforts to acquire or license additional product candidates;

•	any intellectual property infringement actions in which we may become involved;

•	announcements concerning our competitors or the pharmaceutical industry in general;

•	achievement of expected product sales and profitability;

•	manufacture, supply or distribution shortages;

•	actual or anticipated fluctuations in our operating results;

•	changes in financial estimates or recommendations by securities analysts;

•	trading volume of our common stock;

•	sales of our common stock by us, our executive officers and directors or our stockholders in the future;

•	general economic and market conditions and overall fluctuations in the United States equity markets;

•	changes in accounting principles; and

•	the loss of any of our key scientific or management personnel.

In addition, the stock market in general, and The NASDAQ Stock Market in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. Further, the current decline in the financial markets and related factors beyond our control, including the credit and mortgage crisis in the United States and worldwide, may cause our stock price to decline rapidly and unexpectedly.

We may be subject to securities litigation, which is expensive and could divert management attention.

Our share price may be volatile, and in the past companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could seriously hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.

Our principal stockholders, executive officers and directors own a significant percentage of our common stock and will be able to exert a significant control over matters submitted to our stockholders for approval.

Our officers and directors, and stockholders who own more than 5% of our outstanding common stock beneficially own approximately 76.2% of our common stock. This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. As a result, these stockholders, if they acted together, could significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of these stockholders may not always coincide with our interests or the interests of other stockholders.

Sales of a substantial number of shares of our common stock in the public market by our existing stockholders could cause our stock price to fall.

Sales of a substantial number of shares of our common stock in the public market or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock. All of our directors, officers and holders of more than 5% of common stock are subject to lock-up agreements with the underwriters of our IPO that restrict the stockholders’ ability to transfer shares of our common stock until February 3, 2013. The lock-up agreements limit the number of shares of common stock that may be sold immediately following the IPO. Subject to limitations, approximately 13,101,269 shares will become eligible for sale on February 4, 2013. In addition, shares issued or issuable upon exercise of options and warrants vested as of the expiration of the lock-up period will be eligible for sale at that time. Sales of stock by these stockholders could have a material adverse effect on the trading price of our common stock.

Some of the holders of our securities are entitled to rights with respect to the registration of their shares under the Securities Act of 1933, as amended, or the Securities Act, subject to the lock-up arrangement described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares held by our affiliates as defined in Rule 144 under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they adversely change their recommendations or publish negative reports regarding our business or our stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. We do not have any control over these analysts and we cannot provide any assurance that analysts will cover us or provide favorable coverage. If any of the analysts who may cover us adversely change their recommendation regarding our stock, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Because we do not intend to declare cash dividends on our shares of common stock in the foreseeable future, stockholders must rely on appreciation of the value of our common stock for any return on their investment.

We have never declared or paid cash dividends on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. As a result, only appreciation of the price of our common stock, if any, will provide a return to investors.

Our ability to use our net operating loss carryforwards may be limited.

As of December 31, 2011, we had net operating losses of approximately $75.0 million and $95.0 million for both U.S. federal and California income tax purposes, respectively, which begin to expire in 2026 for U.S. federal income tax purposes and 2016 for California income tax purposes. If we experience an “ownership change” for purposes Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, we may be subject to annual limits on our ability to utilize net operating loss carryforwards. An ownership change is, as a general matter, triggered by sales or acquisitions of our stock in excess of 50% on a cumulative basis during a three-year period by persons owning 5% or more of our total equity value. We are not currently subject to any annual limits on our ability to utilize net operating loss carryforwards. Our deferred tax assets have been fully offset by a valuation allowance as of December 31, 2011.

The requirements associated with being a public company require significant company resources and management attention.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or Exchange Act, the Sarbanes-Oxley Act, the listing requirements of the securities exchange on which our common stock is traded, and other applicable securities rules and regulations. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition and maintain effective disclosure controls and procedures and internal control over financial reporting. In addition, subsequent rules implemented by the SEC, and The NASDAQ Stock Market may also impose various additional requirements on public companies. As a result, we will incur additional legal, accounting and other expenses that we did not incur as a nonpublic company, particularly after we are no longer an “emerging growth company” as defined in the JOBS Act. Further, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our growth strategy. We have made, and will continue to make, changes to our corporate governance standards, disclosure controls and financial reporting and accounting systems to meet our reporting obligations. However, the measures we take may not be sufficient to satisfy our obligations as a public company, which could subject us to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

The JOBS Act allows us to postpone the date by which we must comply with some of the laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC, which could undermine investor confidence in our company and adversely affect the market price of our common stock.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies” including:

•

the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

•

the “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and some of the disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer;

•

the requirement to provide detailed compensation discussion and analysis in proxy statements and reports filed under the Securities Exchange Act of 1934, and instead provide a reduced level of disclosure concerning executive compensation; and

•	any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

We may take advantage of these exemptions until we are no longer an “emerging growth company.” We would cease to be an “emerging growth company” upon the earliest of: (i) the first fiscal year following the fifth anniversary of our IPO; (ii) the first fiscal year after our annual gross revenues are $1 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities; or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

We currently take advantage of some, but not all, of the reduced regulatory and reporting requirements that are available to us so long as we qualify as an “emerging growth company.” For example, we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company,” which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as an “emerging growth company,” we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile and may decline.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders, and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our restated certificate of incorporation and our bylaws, as well as provisions of the Delaware General Corporation Law, or DGCL, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions include:

•	authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

•	limiting the removal of directors by the stockholders;

•	eliminating the ability of stockholders to call a special meeting of stockholders; and

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, we are subject to Section 203 of the DGCL, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our board of directors. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders.